(RUDDICK CORPORATION LOGO)

Ruddick Corporation Reports Third Quarter Fiscal 2002 Results

CHARLOTTE, N.C.—July 23, 2002—Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the third fiscal quarter ended June 30, 2002 declined 5.4% to $666 million from $704 million a year earlier. For the nine months ended June 30, 2002, sales of $1.98 billion were 6.5% below the $2.12 billion for the comparable period last year. The decline in sales during the quarter was attributable primarily to the displacement of supermarket sales by 26 Harris Teeter stores in non-core markets that were divested on July 9, 2001, partially offset by sales by new stores opened since the third fiscal quarter of 2001. For the fiscal year to date, weak business conditions at American & Efird (A&E), the Company’s textile subsidiary, during the first two fiscal quarters of 2002 also contributed to the sales decline.

Included in the results for the quarter and the nine months ended June 30, 2002, and the comparable prior year periods, were certain items that are not considered recurring by management. In this year’s third quarter, Ruddick Corporation realized $710,000 ($431,000 after tax) in non-recurring income related to favorable experience of actual charges incurred compared to charges estimated and taken in the prior year’s third quarter related to the sale of Harris Teeter stores as discussed below. This added $0.01 to diluted earnings per share in the quarter. In last year’s third quarter, the Company incurred a non-recurring charge of $45.0 million, or $27.4 million after net tax benefits of $17.6 million, primarily related to the sale of 26 Harris Teeter stores in non-core markets. Additionally, the Company also recorded a non-recurring charge in last year’s third quarter of $2.1 million, or $1.3 million after net tax benefits of $0.8 million, relating primarily to the permanent impairment of an A&E spinning facility which was closed.

During the second quarter of fiscal 2002, the Company took a non-recurring $7.9 million pretax charge, or $4.8 million after tax, related to the consolidation of certain U.S. industrial thread dyeing and finishing operations. This reduced diluted earnings per share by $0.10 in the second quarter. Earnings in the second quarter of fiscal 2001 were reduced by a non-recurring tax charge of $20 million or $0.43 a share to reflect the terms of settlement with the Internal Revenue Service for tax exposure related to the disallowance of deductions for its Corporate owned life insurance program.

Excluding the non-recurring items described above, earnings per diluted share were $0.34 in the third fiscal quarter of 2002 compared to $0.25 in the third quarter last year. These results exceeded the average consensus of analysts’ estimates of $0.30 as reported by First Call. The increase in earnings reflects operating improvements at both Harris Teeter and A&E. For the nine months ended June 30, 2002, earnings per diluted share of $0.86, excluding non-recurring items, were up 11.7% compared with the $0.77 for the nine months last year.

Excluding the non-recurring items, consolidated net income of $16.0 million for the third quarter of 2002 rose 36.0% from $11.8 million for the comparable period last year. For the nine months ended June 30, 2002, consolidated net income of $40.1 million was 12.2% above the $35.7 million for the prior year period.

Including the non-recurring items described above, the Company reported earnings per diluted share of $0.35 for the third fiscal quarter of 2002 compared to a loss per share of $0.36 for the third quarter of fiscal 2001. For the third quarter of fiscal 2002, consolidated net income including the non-recurring items was $16.5 million compared to a loss of $16.9 million in the same period of fiscal 2001. For the first nine months of fiscal 2002, including the non-recurring items, earnings per diluted share were $0.77 compared to a loss per share of $0.28 for the first nine months of fiscal 2001. For the nine months of fiscal 2002, consolidated net income including the non-recurring items was $35.7 million compared to a loss of $12.9 million in the same period of fiscal 2001.

Excluding the non-recurring items, operating profit at Harris Teeter of $22.2 million for the third quarter of fiscal 2002 increased by 9.2% from $20.3 million for the third quarter of fiscal 2001. For the nine months ended June 30, 2002 operating profit before non-recurring items was $64.8 million, an increase of 16.7% from $55.5 million for the comparable period last year. Operating margin on sales before non-recurring items improved to 3.79% and 3.68% for the third quarter and for the first nine months of fiscal 2002, respectively, as compared to 3.26% and 2.98% for the comparable periods during fiscal 2001.

For the third quarter of fiscal 2002, Harris Teeter sales fell 6.0% to $584.8 million from $622.3 million last year. For the first nine months of fiscal 2002, sales declined 5.5% to $1.76 billion from $1.86 billion in the same period of fiscal 2001. The overall decline in sales was attributable to the displacement of sales in the 26 stores that were divested July 2001 (partially offset by sales from the opening of new stores) and a 1.2% decrease in comparable store sales for the third quarter of fiscal 2002. Comparable store sales for the first nine months of fiscal 2002 decreased 0.2%.

Thomas W. Dickson, President of Ruddick commented that, “We are pleased that our operating margin continued to show solid improvement on a year over year basis. We continued to enhance our in-store productivity and our programs to manage costs and reduce waste are proving to be successful. These results validate our strategic sale of 26 stores last year allowing us to focus on our core markets.

“One consequence of our focus on core markets has been some cannibalization of existing store sales, as six of our new stores opened this fiscal year are in close proximity to existing stores. However, we believe that focusing on our core markets confers a long-term strategic benefit enabling us to capture additional sales and expand market share as these markets continue to grow even though it produces a short-term negative impact on comparable store sales.

“Other factors which impacted the same store sales result included a difficult retail environment and general weakness in supermarket sales. We continue to aggressively engage in promotions and expect greater sales gains as the economy improves. Our focus on our core markets, which we believe have a greater potential for enhanced return on investment, is a long-term strategy.”

During the third quarter Harris Teeter opened three new stores and closed one store. At the end of the quarter, Harris Teeter operated 143 stores and management plans to open three additional stores by fiscal year end 2002.

A&E’s sales of $81.5 million in the 2002 fiscal third quarter declined 0.6% from the $82.0 million for the same quarter last year. A&E’s sales of $217.9 million for the first nine months of fiscal 2002 decreased 13.8% from the prior year period when sales were $252.7 million. During the third quarter of fiscal 2002, operating profit of $8.4 million increased 60.3% from $5.2 million, before the prior year non-recurring charge described above, during the third quarter of fiscal 2001. For the nine months ended June 30, 2002, operating profit excluding non-recurring charges was $12.6 million or 41.3% below the $21.5 million recorded in the prior year period.

Dickson commented, “The modest improvement in the U.S. textile and apparel retail environment that we saw beginning late in our second fiscal quarter continued into the third quarter as manufacturers continued to rebuild inventories. We are pleased to have achieved a strong increase in operating profits which reversed a trend of year over year declines experienced during the past several quarters.

“The much improved profitability resulted from better operating schedules and the benefits of the cost reduction initiatives management has implemented over the last five quarters.” These measures include the closing of one spinning plant, consolidating the U.S. dyeing and finishing operations, reducing the number of U.S. service centers, and reducing staffing and expenses.

Dickson added, “Management continues to focus on cost reductions to combat difficult textile and apparel industry conditions. In the 2002 third quarter, the company announced the closing of its Nashville service center which brings A&E’s total distribution centers in the U.S. to ten, including one in Puerto Rico.”

Foreign sales in the third quarter of fiscal 2002 increased 16.4% compared to the same quarter last year, and now represent 48% of total A&E sales for the quarter. Dickson added that, “We continue to expand our presence internationally to reflect the changing nature of our customer base. During the third quarter we opened sales and distribution operations in Bangladesh and Colombia.

Dickson continued, “We are cautiously optimistic that the improvement in sales and operating profit should continue throughout the fourth fiscal quarter of 2002, although the turmoil in the stock markets raises concern about the continued strength of consumer spending. Regardless of short-term fluctuations in demand, we plan to remain focused on increasing profitability by generating sales globally and managing costs and manufacturing capacity.”

During the third fiscal quarter of 2002, depreciation and amortization for Ruddick on a consolidated basis totaled $19.0 million and capital expenditures totaled $19.8 million. Harris Teeter spent $17.5 million in capital expenditures during the quarter, and $46.1 million for the first nine months of fiscal 2002. Harris Teeter estimates total capital spending for fiscal 2002 of approximately $72 million, a 4.4% increase from spending of $68.5 million in fiscal 2001. The increase in expenditures primarily reflects Harris Teeter’s focus on new store growth opportunities in its core markets. A&E’s capital expenditures were $2.2 million in the quarter and $4.8 million year to date. A&E expects total fiscal year 2002 capital spending of approximately $10 million, compared to $19.2 million last year.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company, the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management’s ability to predict the adequacy of the Company’s liquidity to meet future requirements; and changes in the Company’s capital expenditures and store openings and closings.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS

(Unaudited)
(In thousands, except for per share data)

	Quarter Ended		Nine Months Ended

	June 30,	July 1,	June 30,	July 1,
	2002	2001	2002	2001

Net Sales
American & Efird	$81,517	$82,024	$217,899	$252,709
Harris Teeter	584,819	622,309	1,761,092	1,863,004

Total	666,336	704,333	1,978,991	2,115,713

Gross Profit
American & Efird	22,919	20,473	54,969	66,415
Harris Teeter	172,510	173,736	506,394	514,299

Total	195,429	194,209	561,363	580,714

Operating Profit (Loss)
American & Efird	8,414	5,248	12,622	21,510
Harris Teeter	22,173	20,307	64,764	55,478
Non-recurring charges	710	(47,140)	(7,148)	(47,140)

Total	31,297	(21,585)	70,238	29,848

Other Costs and Deductions
Interest expense, net	3,072	3,214	8,380	11,220
Other expense, net	2,802	2,618	6,037	5,722
Minority interest	339	269	507	1,080

Total	6,213	6,101	14,924	18,022

Income (loss) before taxes	25,084	(27,686)	55,314	11,826
Taxes	8,605	(10,828)	19,597	24,757

Net income (loss)	$16,479	$(16,858)	$35,717	$(12,931)

Earnings (Loss) Per Share — Basic	$.35	$(.36)	$.77	$ ( .28)
Weighted Average Number of Basic Shares Outstanding	46,424	46,285	46,388	46,265
Earnings (Loss) Per Share — Diluted	$.35	$(.36)	$.77	$(.28)
Weighted Average Number of Diluted Shares Outstanding	46,611	46,285	46,565	46,265

Note:

In Fiscal Year 2002, non-recurring charges of $7,857,514 ($4,812,727 after tax) were taken in the second quarter for A&E plant consolidation. Harris Teeter recorded non-recurring income of $709,687 ($431,078 after tax) in the third quarter as an adjustment to exit costs. The overall reduction of net income on a YTD basis was $4,381,649.

Fiscal Year 2001 includes non-recurring charges of $47,140,000 ($28,655,000 after tax) related to asset impairment and exit costs recorded in the third quarter, of which $3,450,000 was an adjustment to inventory recorded in cost of sales. Also, additional income taxes of $20,000,000 was recorded in the second quarter related to a settlement with the IRS.

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	June 30,	July 1,
	2002	2001

ASSETS
Current assets
Cash and temporary cash investments	$84,577	$13,073
Accounts receivable, net	68,731	69,366
Inventories	224,365	235,460
Other	41,849	39,867

Total current assets	419,522	357,766
Property, net of accumulated depreciation	536,673	545,787
Investments and other assets	72,216	69,546

Total Assets	$1,028,411	$973,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$3,665	$3,095
Current portion of long-term debt	701	432
Accounts payable and accrued expenses	243,246	229,923
Income taxes payable	16,917	22,527

Total current liabilities	264,529	255,977
Long-term debt	188,761	185,736
Deferred income taxes and liabilities	96,892	74,651
Minority interest	7,729	8,569
Shareholders’ equity	470,500	448,166

Total Liabilities and Equity	$1,028,411	$973,099

RUDDICK CORPORATION
OPERATING STATISTICS*
June 30, 2002
(Dollars in millions)

			Consolidated
	American	Harris	Ruddick
	& Efird	Teeter	Corporation

3rd Quarter

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$12.8	$36.8	$47.2
Depreciation and amortization	4.8	13.8	19.0
Capital expenditures	2.2	17.5	19.8
Total assets	281.0	676.9	1,028.4
Capital employed+	206.2	362.6	667.7
Stores in operation	n/a	143	143

Year To Date
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$19.0	$106.2	$120.3
Depreciation and amortization	14.8	40.7	56.6
Capital expenditures	4.8	46.1	55.6
Total assets	281.0	676.9	1,028.4
Capital employed+	206.2	362.6	667.7
Stores in operation	n/a	143	143

* Due to the activities of Ruddick’s corporate headquarters, the operating statistics by subsidiary are not additive.

+ Long-term debt including current portion, capital leases, minority interests and shareholders’ equity.